Exhibit 10.1

2017 VIAD CORP OMNIBUS INCENTIVE PLAN

FORM OF RESTRICTED STOCK UNITS AGREEMENT

Effective February 16, 2021

Restricted Stock Units (“Units”) are hereby awarded by Viad Corp (the “Corporation”), a Delaware corporation, effective February 16, 2021 (the “Grant Date”), to [__________] (“Employee”) in accordance with the following terms and conditions.  Certain capitalized terms are defined in the Plan or on Exhibits A and B.

1.Unit Award.  The Corporation hereby awards Employee [________] Units pursuant to the 2017 Viad Corp Omnibus Incentive Plan, as amended from time to time (“Plan”), subject to the terms, conditions, and restrictions of such Plan and as hereinafter set forth.

2.Restrictions on Transfer and Performance Period.  The Units will vest on December 31, 2024 (the “Vesting Date”) to the extent the Units are Earned Units as of such date, determined in accordance with Exhibit A, subject to Employee’s continued employment (other than as set forth in paragraph 4(b)).  Any Units that are not Earned Units as of the Vesting Date automatically shall be terminated without consideration.  During the period from the Grant Date through the Vesting Date (such period, the “Performance Period”), and further during the period from the Vesting Date through the date when the Units are distributed or paid to Employee (as set forth in paragraph 6), the Units may not be sold, assigned, transferred, pledged, or otherwise encumbered by Employee, except as hereinafter provided.  The Performance Period shall lapse on the Vesting Date, subject to forfeiture and repayment pursuant to paragraph 4.

3.  Restrictive Covenants.  Unless a Change of Control (as defined in Exhibit B) shall have occurred after the date hereof, in order to better protect the goodwill of the Corporation and its Affiliates and to prevent the disclosure of the Corporation’s or its Affiliates’ trade secrets and confidential information and thereby help insure the long-term success of the business, Employee, without prior written consent of the Corporation, will not engage in certain conduct as outlined in this paragraph 3:

(a) Non-Competition.  During Employee’s employment with the Corporation or any of its Affiliates, and for a period of twelve (12) months following termination of Employee’s employment with the Corporation or any of its Affiliates, Employee will not engage in any activity or provide any services, whether as a director, manager, supervisor, employee, adviser, agent, consultant, owner of more than five (5) percent of any enterprise or otherwise, in connection with the manufacture, development, advertising, promotion, design, or sale of any service or product which is the same as or similar to or competitive with any services or products of the Corporation or its Affiliates (including both existing services or products as well as services or products known to Employee, as a consequence of Employee’s employment with the Corporation or one of its Affiliates, to be in development):

(i)with respect to which Employee’s work has been directly concerned at any time during the two (2) years preceding the termination of Employee’s employment with the Corporation or one of its Affiliates, or

(ii)with respect to which during that period of time Employee, as a consequence of Employee’s job performance and duties, acquired knowledge of trade secrets or other confidential information of the Corporation or its Affiliates.  For purposes of the provisions of paragraph 3(a), it shall be conclusively presumed that Employee has knowledge of information he or she was directly exposed to through actual receipt or review of memos or documents containing such information, or through actual attendance at meetings at which such information was discussed or disclosed.

(b)  Non-Solicitation of Customers.  During Employee’s employment with the Corporation or any of its Affiliates, and for a period of twelve (12) months following the termination of Employee’s employment with the Corporation, Employee will not on behalf of any Competitor, solicit business from any Client of the Corporation that Employee serviced during Employee’s employment with the Corporation (the “Restricted Clients”).  “Client” means any individual, person, business or entity that has consumed, obtained, retained and/or purchased any services or products offered or sold by the Corporation or any of its Affiliates during Employee’s employment, and any individual, person, business or entity or that has been solicited by Employee to consume, obtain, retain or purchase the services or products offered or sold by the Corporation or any of its affiliates.  “Competitor” means any person or organization engaged (or about to become engaged) in research, development, marketing, selling, or servicing with respect to any product or service which is the same as, similar to, or competes with any product, process or service of the Corporation or its Affiliates (including both existing services or products as well as services or products known to Employee, as a consequence of Employee’s employment with the Corporation or one of its Affiliates, to be in development).

(c)Non-Solicitation of Employees.  During Employee’s employment with the Corporation and for twelve (12) months immediately following the termination of such employment for any reason, Employee will not, on behalf of himself or herself, or on behalf of any other person, firm, corporation, or entity, directly or indirectly (i) solicit for employment, or otherwise seek to employ, retain, divert or take away any of the agents, representatives or employees of the Corporation with whom Employee had contact or about whom Employee had access to information in the course of Employee’s employment with the Corporation, (ii) or in any other way assist or facilitate any such employment, solicitation or retention effort.

(d)Remedies.  Employee understands and agrees that the Corporation’s remedy for violation of the restrictions contained in paragraphs 3(a), 3(b) and/or 3(c) above is not limited to a requirement that Employee repay any awards granted to Employee under the Plan (including this award of Units (the “Award”)).  Rather, in the event Employee breaches the terms of the restrictive covenants contained in paragraphs 3(a), 3(b) and/or 3(c) above, the Corporation will be entitled to seek and obtain any or all of the following remedies against Employee:

(i)Injunctive Relief.  In the event that Employee breaches, or the Corporation reasonably believes that Employee is about to breach, any of the covenants of paragraphs 3(a), 3(b) and/or 3(c) above, Employee recognizes that the Corporation will suffer immediate and irreparable harm and that money damages alone will not be adequate to compensate the Corporation or its Affiliates.  Accordingly, Employee agrees that the Corporation will be entitled to temporary, preliminary and/or permanent injunctive relief enforcing the terms of paragraphs 3(a), 3(b) and/or 3(c) above.

(ii)Damages.  In the event that Employee breaches any of the covenants of paragraphs 3(a), 3(b) and/or 3(c) above, Employee agrees that the Corporation will be entitled to compensatory damages in an amount necessary to compensate the Corporation for any harm that is not adequately redressed or prevented by injunctive relief.

(iii)Forfeiture and Repayment.  In the event Employee breaches any of the covenants of paragraphs 3(a), 3(b) and/or 3(c) above, Employee agrees and understands that the Corporation may require Employee to repay certain awards, including the Award, that have been granted under the Plan, as is more fully set forth in paragraph 4 below.

(e)Governing Law.   The restrictions set forth in provisions of paragraph 3 will be governed by, construed, interpreted, and their validity determined, under the law of the State of Delaware.

4.Change in Control; Terminations of Employment; Forfeiture and Repayment Provisions.

(a)	Change of Control.

Notwithstanding anything to the contrary contained in the Plan (including Article 17 thereof), if a Change of Control occurs during the Performance Period, and Employee remains in continued employment until at least immediately prior to the Change of Control, then the treatment of the Units shall be determined as set forth in this paragraph 4(a) based on the CIC Price (as defined in Exhibit A).  Any Units that become Earned Units based on the CIC Price (or previously had become Earned Units in accordance with Exhibit A) shall remain outstanding and eligible to vest in accordance with paragraphs 2 and 4(b).  Notwithstanding anything to the contrary contained herein or in the Plan, to the extent any Units do not become Earned Units prior to or in connection with the Change of Control, then such Units automatically will be forfeited and terminated as of immediately prior to such Change of Control without consideration therefor.

(b)Termination of Employment.  Notwithstanding anything to the contrary contained in the Plan (including Section 17.4 therein):

(i) If Employee experiences a termination of employment (a) by the Corporation or its Affiliates without Cause, (b) by Employee for Good Reason or (c) due to Employee’s death or Disability, in any case, on or prior to the Vesting Date, then any Earned Units that are unvested as of immediately prior to such termination shall vest as of the termination date, and if such termination is due to death or Disability, then Units that are not Earned Units shall be forfeited and terminated as of the termination date without consideration therefor.

(ii) In addition, if Employee experiences a termination of employment by the Corporation or its Affiliates without Cause or by Employee for Good Reason, in either case, on or prior to the Vesting Date, then any Units that are not Earned Units shall remain outstanding and eligible to vest pursuant to Section 4(a) in connection with a Change of Control that occurs within 30 days following such termination.  If a Change of Control does not occur within 30 days following such termination, then any Units that are not Earned Units shall be forfeited and terminated as of immediately prior to such Change of Control without consideration therefor.

(iii)Subject to Section 4(f), if Employee experiences a termination of employment for any other reason on or prior to December 31, 2024, all Earned Units automatically will be forfeited and terminated as of the termination date without consideration therefor.

Notwithstanding anything to the contrary herein, no vesting or ownership of Units shall occur in connection with a termination of employment for any reason unless Employee executes (and does not revoke during any applicable revocation period) a Separation Agreement and Release in connection with such termination of employment, such agreement to be in form and substance satisfactory to the Corporation in its absolute discretion.

(c)Violations of Paragraph 3(a), 3(b) and/or 3(c).

(i)In addition to any other remedy at law or in equity, all Units subject to the restrictions imposed by paragraph 2 above shall be forfeited and terminated without consideration therefor, if Employee engages in any conduct agreed to be avoided pursuant to the provisions of paragraph 3(a), 3(b) and/or 3(c) at any time within twelve (12) months following the date of Employee's termination of employment with the Corporation or any of its Affiliates.

(ii)  In addition to any other remedy, at law or in equity, if, at any time within twelve (12) months following the date of Employee’s termination of employment with the Corporation or any of its Affiliates, Employee engages in any conduct agreed to be avoided pursuant to the provisions of paragraph 3(a), 3(b) and/or 3(c), then all payments (without regard to tax effects) received directly or indirectly by Employee with respect to the Units prior to or in connection with Employee’s termination from employment shall be paid by Employee to the Corporation.  Employee consents to the deduction from any amounts the Corporation or any of its Affiliates owes to Employee to the extent of the amounts Employee owes the Corporation hereunder.

(d)Misconduct.  Unless a Change of Control shall have occurred after the date hereof:

(i)All payments (without regard to tax effects) received directly or indirectly by Employee with respect to the Units shall be paid by Employee to the Corporation, if the Corporation reasonably determines that during Employee’s employment with the Corporation or any of its Affiliates:

(1)   Employee knowingly or grossly negligently engaged in misconduct that causes a misstatement of the financial statements of Viad or any of its Affiliates or misconduct which represents a material violation of any code of ethics of the Corporation applicable to Employee or of the Always Honest compliance program or similar program of the Corporation; or

(2)   Employee was aware of and failed to report, as required by any code of ethics of the Corporation applicable to Employee or by the Always Honest compliance program or similar program of the Corporation, misconduct that causes a misstatement of the financial statements of Viad or any of its Affiliates or misconduct which represents a material knowing violation of any code of ethics of the Corporation applicable to Employee or of the Always Honest compliance program or similar program of the Corporation.

(ii)Employee consents to the deduction from any amounts the Corporation or any of its Affiliates owes to Employee to the extent of the amounts Employee owes the Corporation under this paragraph 4(d).

(e)Acts Contrary to Corporation.  Unless a Change of Control shall have occurred after the date hereof, if the Corporation reasonably determines that at any time during or in connection with Employee’s employment with the Corporation Employee has acted significantly contrary to the best interests of the Corporation, including, but not limited to, any direct or indirect intentional disparagement of the Corporation, then all payments (without regard to tax effects) received directly or indirectly by Employee with respect to the Units prior to the Corporation's determination shall be paid by Employee to the Corporation.  Employee consents to the deduction from any amounts the Corporation or any of its Affiliates owes to Employee to the extent of the amounts Employee owes the Corporation under this paragraph 4(d).

(f)In the event Employee’s employment is terminated for Cause, then all Units (including any Earned Units) automatically will be forfeited and terminated as of the termination date without consideration therefor.

(g)The Corporation’s reasonable determination required under paragraphs 4(d)(i), 4(e) and 4(f) above shall be made by the Human Resources Committee of the Corporation’s Board of Directors, in the case of executive officers of the Corporation.

5.  Employee’s Rights.  The Units will not have voting or other rights uniquely associated with common stock, and Employee will receive dividend equivalents rather than dividends.  The Corporation hereby grants to Employee an award of dividend equivalents (pursuant to Section 14 of the Plan) with respect to each Unit granted pursuant to this Agreement for all dividends and distributions in cash, Shares or other property which are paid to all or substantially all holders of the outstanding shares of Shares and that have a record date between the Grant Date and the date when the Unit is distributed or paid to Employee or is forfeited or expires (the “Dividend Equivalents Period”). Pursuant to the dividend equivalents, Employee shall be entitled to receive a cash payment in an amount equal to the aggregate dividends paid by the Corporation with a record date that occurs during the Dividend Equivalents Period that would have been payable to Employee with respect to the Share underlying the Unit to which such dividend equivalent is linked, had such Share been outstanding on the applicable dividend record date.  Any amounts payable in respect of dividend equivalents shall be paid as and when the dividends in respect of which such dividend equivalent payments arise are paid to holders of Shares, without regard to the vested status of the underlying Unit.  Any dividend equivalents granted in connection with the Units issued hereunder, and any amounts that may become distributable in respect thereof, shall be treated separately from such Units and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A of the Code.

6.  Settlement; Tax Withholding.

(a)Subject to Section 10, the Units will be paid in Shares to Employee or Employee’s estate in the event of Employee’s death, to the extent vested, within 45 days following Employee’s “separation from service” (within the meaning of Section 409A of the Code) with respect to the Corporation; provided, however, that the exact payment date within this 45-day payment period of any Units shall be determined by the Corporation in its sole discretion (and Employee shall not have a right to designate the time of payment).

(b)Notwithstanding the foregoing, the Corporation may delay any payment under this Agreement that the Corporation reasonably determines would violate applicable law until the earliest date the Corporation reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)); provided the Corporation reasonably believes the delay will not result in the imposition of excise taxes under Section 409A of the Code.

(c)Payment of the withholding tax obligations with respect to the Award (including any dividend equivalents) shall be by cash or a Net Settlement (as defined below), as determined by Employee. Unless Employee determines otherwise, the Corporation shall withhold, or cause to be withheld, Shares otherwise vesting or issuable under this Award in satisfaction of any applicable withholding tax obligation (including Employee’s FICA obligation, which may arise prior to settlement of the Units (a “Net Settlement”).  The number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a Fair Market Value on the date of withholding no greater than the aggregate amount of such liabilities based on the maximum individual statutory withholding rates in Employee’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income.  To the extent that any FICA tax withholding obligations arise in connection with the Units prior to the date on which on which such Units should otherwise become payable to Employee, then the Corporation may accelerate the payment of a number of Units sufficient to satisfy (but not in excess of) such tax withholding obligations and any tax withholding obligations associated with such accelerated payment, and the Corporation or an affiliate may withhold such amounts in satisfaction of such withholding obligations.

(d)Employee acknowledges that Employee is ultimately liable and responsible for all taxes owed in connection with the Units, regardless of any action the Corporation or any

Affiliate takes with respect to any tax withholding obligations that arise in connection with the Units.  Neither the Corporation nor any Affiliate makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the Units or the subsequent sale of Shares.  The Corporation and its Affiliates do not commit and are under no obligation to structure the Units to reduce or eliminate Employee’s tax liability.

7.  Adjustments for Changes in Capitalization of Corporation.  In the event of a change in the Corporation’s common stock through stock dividends, stock splits, recapitalization or other changes in the corporate structure of the Corporation during the Performance Period, the number of Units and the Price Per Share Goals as set forth herein (including Exhibit A) shall be appropriately adjusted and the determination of the Board of Directors of the Corporation as to any such adjustments shall be final, conclusive and binding upon Employee.  Any Units or other securities received, as a result of the foregoing, by Employee with respect to Units subject to the restrictions contained in paragraph 2 above also shall be subject to such restrictions.

8.  Plan and Plan Interpretations as Controlling.  The Units hereby awarded and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which are controlling. The Plan provides that the Human Resources Committee of the Corporation’s Board of Directors may from time to time make changes therein, interpret it and establish regulations for the administration thereof.  Employee, by acceptance of this Agreement, agrees to be bound by said Plan and such Committee actions.

9.Compliance with Law.  Units may not be issued hereunder, or delivered or redelivered, whenever such issuance, delivery or redelivery would be contrary to law or the regulations of any governmental authority having jurisdiction.

10.Compliance with or exemption from Code Section 409A. Notwithstanding any other term of this Agreement to the contrary, this Agreement is intended to satisfy or otherwise be exempt from the requirements of Section 409A of the Code. To the extent that any payment pursuant to this Agreement is or becomes subject to Section 409A of the Code it shall be paid in accordance with the requirements of Section 409A of the Code and no deferral or acceleration of payment inconsistent with Section 409A of the Code shall be permitted. Any payment subject to Section 409A of the Code due to a “separation from service” shall be delayed for a six month period (or, if earlier, until Employee’s death) if payable to a “Key Employee” (as defined below), and will instead be paid on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Employee shall have no ability to designate the taxable year of payment. To the extent that any provision of this Agreement fails to satisfy the requirements of, or be exempt from Section 409A, the provision shall be automatically modified in a manner that, in the good faith opinion of the Corporation, brings the provision into compliance with Section 409A of the Code while preserving as closely as possible the original intent of this agreement. “Key Employee” means an individual considered a key employee for the 12-month period commencing on April 1st of the year following the 12-month period ending on December 31st of the preceding year during which Employee met the requirements of Code Section 416 as applied under Section 409A of the Code.

11.Entire Agreement; Successors and Assigns. The Corporation and Employee acknowledge and agree that effective as of the Grant Date, (i) Employee shall not be eligible to participate in the Corporation’s Executive Severance Plan (Tier I), as amended and (ii) Employee shall become a participant in the Corporation’s Executive Severance Plan (Tier I - 2013).  The Plan and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Corporation and Employee with respect to the subject matter hereof.  For the avoidance of doubt, this Agreement does not supersede Employee’s participation in any non-Change of Control severance plan that applies to Employee.  This Agreement shall be automatically binding upon and inure to the benefit of the parties’ heirs, administrators, representatives, executors, successors and assigns.

(signature page follows)

IN WITNESS WHEREOF, the parties have caused this Restricted Stock Units Agreement to be duly executed.

VIAD CORP

Dated effective February 16, 2021.	By:
[Name]
[Title]

This Restricted Stock Units Agreement shall be effective only upon execution by Employee and delivery to and receipt by the Corporation.

ACCEPTED:

Employee

EXHIBIT A

PERFORMANCE-Vesting Schedule

General.

The Units will be eligible to become Earned Units based on the achievement of the Price Per Share Goals set forth in the table below during the Performance Period; provided that Employee has been in continued employment with the Corporation or its Affiliates from the Grant Date through the Vesting Date (or as set forth in paragraph 4(b)).

Price Per Share Goal	Number of Units that become Earned Units
$46.11 per Share	[______]
$56.00 per Share	[______]

For the avoidance of doubt, each Price Per Share Goal may be achieved only once during the Performance Period and more than one Price Per Share Goal may be achieved on a particular date.  For example, if a Price Per Share Goal of $46.11 per Share is determined by the Committee to have been satisfied on January 1, 2022, the Price Per Share thereafter drops below such level and again reaches $46.11 per Share during the 20 consecutive trading-day period ending June 30, 2022, no additional Units shall become Earned Units as a result of reaching the same Price Per Share Goal for a second time.

In no event may more than [______] Units become Earned Units and/or vest pursuant to this Award.

Definitions.

“CIC Price” means the price per Share paid by an acquiror in connection with such Change of Control or, to the extent that the consideration in the Change of Control transaction is paid in stock of the acquiror or its affiliate, then, unless otherwise determined by the Committee (including in connection with valuing any shares that are not publicly traded), the Price Per Share shall mean the value of the consideration paid per Share based on the average of the closing trading prices of a share of such acquiror stock on the principal exchange on which such shares are then traded for each trading day during the five consecutive trading days ending on and including the date on which a Change of Control occurs.  In the event the consideration in the Change of Control takes any other form, the value of such additional consideration shall be determined by the Committee in its reasonable discretion.

“Earned Unit” means a Unit with respect to which a Price Per Share Goal has been achieved during the Performance Period (including in connection with a Change of Control), subject to certification by the Committee that the applicable Price Per Share Goal has been achieved (provided that no such certification shall be required in the event one or more Price Per Share Goals are achieved as a result of the occurrence of a Change in Control).

“Performance Period” means the period beginning on (and including) the Grant Date and ending on (and including) the December 31, 2024.

“Price Per Share” means the Fair Market Value of a Share; provided, however, that for purposes of determining whether any Units become Earned Units in connection with a Change of Control during the Performance Period, then the Price Per Share shall mean the CIC Price.

“Price Per Share Goal” means a target average Price Per Share as set forth in the table above, and that has been maintained for any 20 consecutive trading-day period during the Performance Period; provided, however, that for purposes of determining whether any Units become Earned Units in connection with a Change of Control during the Performance Period, the Price Per Share Goal shall be evaluated solely by reference to the CIC Price.

Examples.

1.General.  The Fair Market Value of a Share based on the 20 consecutive trading-days through and including June 1, 2022 equals or exceeds $46.11 for the first time since the Grant Date.  [______] Units become Earned Units and will be eligible to vest.

2.Change in Control; No Prior Achievement of Price Per Share Goal.  In connection with a Change of Control, the CIC Price equals $46.11 per Share.  Prior to the Change of Control, no Price Per Share Goal had been attained (meaning that none of the Units previously became Earned Units).  [______] Units will become Earned Units in connection with the Change in Control and will be eligible to vest.

Exhibit B

Certain Definitions

“Cause” with respect to Employee means:

(i)

The willful and continued failure of Employee to perform substantially Employee’s duties with the Corporation or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance improvement is delivered to Employee by the Board of Directors (the “Board”) which specifically identifies the manner in which the Board believes that Employee has not substantially performed Employee’s duties, or

               (ii) The willful engaging by Employee in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Corporation. For purposes of this definition, no act or failure to act, on the part of Employee, shall be considered “willful” unless it is done, or omitted to be done, by Employee in bad faith or without reasonable belief that Employee’s action or omission was in the best interests of the Corporation. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Corporation shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of the Corporation.

The cessation of employment of Employee shall not be deemed to be for Cause unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (excluding Employee, if Employee is a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Employee and Employee is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good-faith opinion of the Board, Employee is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

“Change of Control” shall have such meaning as is contained in the Plan as of the date hereof.

“Disability” means that Employee has become entitled to receive benefits under an applicable Corporation long-term disability plan or, if no such plan covers Employee, as determined by a medical provider mutually agreed-upon by Employee and the Board.

“Fair Market Value” means the closing price of a Share reported on the New York Stock Exchange or other established stock exchange on the applicable date.

“Good Reason” shall mean one or more of the following conditions arising without Employee’s consent and as provided under the safe harbor provisions for “good reason” under the regulations to Section 409A of the Code:

(i)The assignment to Employee of any duties materially inconsistent in any respect with Employee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities immediately prior to the Change of Control, or any other action by the Corporation or any of its subsidiaries which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Corporation or the applicable subsidiary promptly after receipt of notice thereof given by Employee;

(ii)Any material reduction by the Corporation of Employee’s base salary, annual bonus, incentive opportunities, retirement benefits, welfare or fringe benefits below the highest level enjoyed by Employee during the 120-day period prior to the Change of Control;

(iii)The Corporation’s or one of its subsidiaries requiring Employee to be based at any office or location other than that at which he was based immediately prior to the Change of Control constituting a material change in Employee’s geographic location or the Corporation’s or one of its subsidiaries requiring Employee to travel to a substantially greater extent than required immediately prior to the Change of Control.